Exhibit 99.(a)(1)(B)

RACKABLE SYSTEMS, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

ELECTION FORM

I have received Rackable Systems, Inc.’s Offer to Exchange Outstanding Options to Purchase Common Stock dated June 11, 2007 (the “Offer”), made available to certain holders of options to purchase Common Stock of Rackable Systems, Inc. (the “Company” or “Rackable Systems”), granted under its 2005 Equity Incentive Plan and its Amended and Restated 2006 New Recruit Equity Incentive Plan. Defined terms not explicitly defined herein shall have the same definitions as in the Offer.

Pursuant to the terms of the Offer, I elect to have one or more Eligible Option Grants held by me, as specified below, cancelled in exchange for a right to receive a reduced number of Restricted Stock Units. I hereby agree that, unless I withdraw or change my election before 5:00 p.m. Pacific Time on July 10, 2007 (or a later Expiration Date if Rackable Systems extends the Offer), my election will be irrevocable, and, if accepted by Rackable Systems, such surrendered Eligible Option Grants will be cancelled in their entirety on July 10, 2007 (or a later Expiration Date if Rackable Systems extends the Offer). I understand that, subject to my continuous service as an employee or consultant as more fully described in the Offer, I will have the right to receive a reduced number of Restricted Stock Units. The Restricted Stock Units will be subject to vesting in equal quarterly installments through August 15, 2009 (if the Eligible Option Grant being tendered in the Offer was granted prior to October 1, 2006) or August 15, 2010 (if the Eligible Option Grant being tendered in the Offer was granted on or after October 1, 2006), with the first quarterly vesting date to occur on November 15, 2007.

I HEREBY ELECT TO CANCEL, upon the terms and conditions stated in the Offer, the following Eligible Option Grant(s), by checking the YES box next to each:

Employee Name:
			Number of Option	Cancel this Option?
Option Number	Option Grant Date	Exercise Price	Shares Outstanding	YES	NO

				☐	☐

				☐	☐

				☐	☐

☐	This Election Form is being submitted to replace a previously submitted Election Form or Notice of Withdrawal.

If this form has been completed on your behalf and provided to you by Rackable Systems, the grants listed above are your eligible grants per the Company’s stock option records. If you believe there is an error or misprint, please contact Rackable Systems HR Generalist, Quoc Nguyen. Blank forms of this Election Form are also available on the Company’s employee intranet located at http://collab.rackable.com/twiki/bin/view/Main/HumanResources.

I acknowledge that I will have no right to exercise all or any part of the cancelled Eligible Option Grant(s) after the date of this election (unless I withdraw or change this election), and that such options will be cancelled as of July 10, 2007 (or a later Expiration Date if Rackable Systems extends the Offer).

I further acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Rackable Systems. I agree that Rackable Systems has made no representations or warranties to me regarding this Offer or the future prices of Rackable Systems’ Common Stock, and that my participation in this Offer is voluntary and at my own discretion.

Optionee Signature	Employee ID or Social Security Number

Optionee Name (Please print)	Email Address Date and Time

RETURN THIS ELECTION FORM TO QUOC NGUYEN, RACKABLE SYSTEMS HR GENERALIST, NO LATER THAN 5:00 PM PACIFIC TIME ON JULY 10, 2007, VIA HAND DELIVERY, FACSIMILE (408-240-8002) OR EMAIL (qnguyen@rackable.com).

The Rackable Systems HR Generalist will send you a confirmation within 5 business days of receipt.

INSTRUCTIONS TO THE ELECTION FORM

1. Delivery of Election Form.    A properly completed and executed original of this Election Form (or a copy of it) must be delivered to Quoc Nguyen, Rackable Systems HR Generalist, at 46600 Landing Parkway, Fremont, CA 94538, via hand delivery, interoffice mail, email (qnguyen@rackable.com) or facsimile to (408) 240-8002, on or before 5:00 p.m. Pacific Time on July 10, 2007 (the “Expiration Date”).

The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed made only when actually received by the Company. You should allow sufficient time to ensure timely delivery.

2. Withdrawal.    You may withdraw this Election Form at any time before the Expiration Date. If the Company extends the Offer beyond that time, you may withdraw at any time until the extended Expiration Date. To withdraw you must deliver a signed and dated Notice of Withdrawal to Quoc Nguyen, Rackable Systems HR Generalist in accordance with the instructions to the Notice of Withdrawal. You may not rescind your election to withdraw and any attempt to do so will thereafter be deemed not properly made for purposes of the Offer; you may, however, complete and deliver a new Election Form following the procedures described in these Instructions in order to elect to participate in the Offer. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously delivered Election Form or Notice of Withdrawal from the Offer will be disregarded and will be considered replaced in full by the new Election Form.

3. Change of Election.    As noted in the Offer to Exchange, you may select individual Eligible Option Grants to be exchanged for a reduced number of Restricted Stock Units. You do not have to exchange all your Eligible Option Grants, but for each Eligible Option Grant you do choose to exchange, you must cancel the entire outstanding, unexercised portion. You may change your mind about which Eligible Option Grants you would like to exchange at any time before the Expiration Date. If the Company extends the Offer beyond that time, you may change your election regarding particular Eligible Option Grants you elected to exchange at any time until the extended Expiration Date. To change your election regarding any particular Eligible Option Grants you previously elected to exchange while continuing to elect to participate in the Offer, you must deliver a signed and dated new Election Form, with the required information, following the procedures described in these Instructions. You must indicate on the new Election Form that it replaces a previously submitted Election Form in the check box provided on the form. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form. The Company will not accept any alternative, conditional or contingent exchanges. Although it is our intent to send you a confirmation of receipt of this Election Form, by signing this Election Form (or a copy of it), you waive any right to receive any notice of the receipt of the election to exchange your options, except as provided in the Offer to Exchange. Any confirmation of receipt sent to you will merely be a notification that we have received your Election Form and does not mean that your Eligible Option Grants have been cancelled. Your Eligible Option Grants that are accepted for exchange will not be cancelled until the Expiration Date.

4. Exchange of Eligible Options.    If you intend to exchange Eligible Option Grants through the Offer, you must complete the table on this Election Form by checking the YES box for each Eligible Option Grant that you intend to cancel and exchange for a reduced number of Restricted Stock Units. See below for exchange ratios. You may obtain a listing of all of your Eligible Option Grants online by accessing your E*TRADE account at www.etrade.com.

The Company will not accept partial exchanges of individual Eligible Option Grants. Accordingly, you may exchange either all or none of the shares outstanding pursuant to each Eligible Option Grant.

Exercise Price Range	Exchange Ratio: Stock Option Shares per Restricted Stock Unit
$16.00 - $24.99	2 to 1
$25.00 - $34.99	3 to 1
$35.00 and above	3.5 to 1

5. Other Information on This Election Form.    In addition to signing this Election Form, you must print your name and indicate the date and time at which you signed. You must also include your email address and your employee identification or social security number, as appropriate.

6. Requests for Assistance or Additional Copies.    Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Election Form should be directed to Quoc Nguyen, Rackable Systems HR Generalist, 46600 Landing Parkway, Fremont, CA 94538, telephone number: (510) 933-8035, email: qnguyen@rackable.com.